An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PART II AND PART III - PRELIMINARY OFFERING CIRCULAR DATED JUNE 29, 2018

FORM 1-A REGULATION A TIER 2 PRELIMINARY OFFERING CIRCULAR

ESOTERIC BREWING COMPANY, LLC

OFFERING OF 6,992 SERIES C UNITS

Offering Price per Series C Unit: $100

Maximum Offering: 6,992 Series C Units ($699,200)

See “Key Features of Securities Being Offered” on page 15 for additional information.

Dated: _____________

The proposed sale will begin as soon as practicable after this Offering commences. The Offering will close upon the earlier of (1) the sale of the maximum number of Series C Units, (2) the termination of the Offering by the Manager, or (3) March 31, 2019, subject to a one hundred and eighty (180) day extension at the discretion of the Manager (“Closing”).

Esoteric Brewing Company, LLC an Ohio limited liability company (the “Company” or “Esoteric”), is offering 6,992 Series C membership interests (“Series C Membership Interests” or “Series C Units”) in denominations of $100 (the “Offering”). Each Unit will represent .00333% interest in the Company. The minimum number of Units that may be sold is one (1) Unit.

	Price to public	Selling agent commissions	Proceeds to company[1]	Proceeds to other persons
Per Unit	$100	None	$1,000	None
Total Maximum	6,992 Series C Units	None	$699,200	None

Brian Jackson, Manager

Esoteric Brewing Company, LLC

3713 Charloe Ct.

Cincinnati, OH 45227

513-549-9483

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AND INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) of REGULATION A. FOR GENERAL INFORMATION ON INVESTING WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

THE PURCHASE OF THESE SECURITIES IS HIGHLY SPECULATIVE AND RISKY. SHARES SHOULD ONLY BE PURCHASED BY PEOPLE WHO CAN AFFORD TO LOSE THEIR COMPLETE INVESTMENT. PLEASE REFER TO ‘RISK FACTORS’ BEGINNING ON PAGE 4, FOR MORE INFORMATION

1 Esoteric Brewing Company, LLC has not advanced any expenses associated with this Offering.

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FORWARD LOOKING STATEMENTS

This Offering Circular contains forward-looking statements that involve risk and uncertainties. These statements relate to financial conditions and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of the Company. In some cases, these statements can be identified with forward looking words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “will,” “continue,” “anticipate,” “could,” “would,” “project,” “plan.” Investors should be aware that all forward-looking statements could differ materially from those anticipated in these forward-looking statements based on many factors. The Company believes these factors include, but are not limited to, the “Risk Factors” found on page 4 of this Offering Circular. These factors should not be construed as exclusive and should be read in conjunction with other cautionary statements in this Offering Circular.

Summary of Offering

This summary highlights certain information about the Company, the Series C Units, and this Offering contained elsewhere in this Offering Circular. As a result, this Summary does not contain all of the information that may be important to you or that you should consider before purchasing Series C Units. Before deciding to invest, you should carefully review this entire Offering Circular.

Esoteric Brewing Company, LLC

Though Brian Jackson formed Esoteric Brewing Company, LLC on February 11, 2013 as an Ohio limited liability company, Brian Jackson has been working towards honing his concept for a destination microbrewery and taproom in Cincinnati since 2009.

It was that year that Brian both began working for a local craft beer distributor and started his award-winning homebrewing career. Eight years later, Brian is now a professional brewer at Madtree Brewing Company in Cincinnati and is working with his business partner, Marvin Abrinica, to bring this concept to reality.

In the last half of 2017 and first half of 2018, the Company has located and leased a building for the brewery, engaged an architect to begin designing the space, identified and put deposits down on brewing equipment, and kicked off an Ohio intrastate private placement (“Ohio Offering”) to help get the brewery up and running. As of August 5th, the Company has sold 2,008 Series B Units amounting to $195,000 in capital. As a note, the Series B investors who purchased the first 708 Series B Units received a discount on the per Series B Unit price and such discount has been disclosed to all other potential investors. The following 1,300 Series B Units were sold at $100 per Unit.

To date, the Company has no operating history and no sales. All the Company’s efforts have gone towards developing recipes, defining equipment specifications, identifying a location, making strategic partnerships, working on raising money pursuant to the Ohio Offering and preparing this Offering.

The Capital Raise

The Company intends to raise $1.25 million dollars in order to complete the brewery project. The Company intends to raise that money through 1) the sale of Series B Units pursuant to the Ohio Offering; 2) the sale of Series C Units pursuant to this Offering; and 3) a small business administration loan. The Ohio Offering will terminate prior to the commencement of this Offering.

Liquidity Event, Profits Interest and Voting Interest

The Series C Units, in the case of a Liquidity Event, are entitled to receive payment at the same priority level as the Series A and Series B Units, first, in proportion to their Capital Contribution until such Capital Contribution is repaid, and, then in accordance with their Percentage Interest, defined as 0.00333% per Series C Unit.

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For the purposes of this Offering (and the attached Operating Agreement) “Profits Interest” is defined as a Member’s right to distributions of assets from the Company other than assets paid to Members as a result of a Liquidity Event. For the purposes of this Offering (and the attendant Operating Agreement) “Voting Interest” means the right to vote on Company matters pro rata, in accordance with such Member’s Voting Interest. Only Members with a “Voting Interest” are permitted to appoint or remove the Manager.

The Offering

The Series B Units have no Voting Interest in the Company, but are permitted to vote on certain decisions such as dissolution, merger, asset sale, and distributions in accordance with their Profits Interest. The Series C Units do not have this right.

The Series C Units have no Voting Interest or Profits Interest in the Company. The Series C Units only have a right to a return on investment in case of a Liquidity Event and have no voting rights, except that a majority of Series C Units must approve any change in the Operating Agreement that would have a materially adverse effect on the terms of the Series C Units.

The Company intends to raise up to $894,200, in the aggregate, via sales of Series B Units and Series C Units. The Series B Units are being offered pursuant to the Ohio Offering while the Series C Units are offered pursuant to this Offering.

Pursuant to this Offering, the Company is selling the Series C Units for $100 per Unit with a minimum Unit-purchase of one (1) Unit. The minimum investment by a purchaser pursuant to this Offering is $100. Holders of at least 250 Series C Units are able to convert the same to Series B Units at a one to one (1:1) ratio after holding those Units for 6 months, through written notice to the Company.

Please refer to the Esoteric Brewing Company, LLC Amended and Restated Operating Agreement (“Operating Agreement”) and the Section of this Offering Circular entitled “Key Features of Securities Being Offered” on page 15 for more information.

RISK FACTORS

This Offering and any investment in the Company’s Series C Units involves a high degree of risk. All risks described below should be carefully considered before deciding whether to purchase the Units. If any of the following risks occur, the Company’s business, financial condition and results of operations could be harmed. Investors may lose all or part of their investment.

RISKS RELATING TO COMPANY AND INDUSTRY

The Company may be unable to get licensing critical to the proposed business.

The Company requires federal and state permits to operate a brewery and taproom in Cincinnati, Ohio. As of the date of this Offering, the Company has not acquired any state or federal license to brew and sell beer. The Company’s location requires significant renovation in order for it to meet federal and state requirements for brewing and selling beer. If the Company does not make the appropriate renovations, it will be unable to acquire appropriate permits.

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The Company may have to change its name and marketing strategy.

The Company has not federally registered the name “Esoteric Brewing” with the United States Patent Office. If another company in the same or similar line of business is using a similar name, that company could prevent the Company from marketing under the name “Esoteric.”

The Series C Unit investors have no control in managing the Company.

Although each Series C Unit purchased pursuant to this Offering represents a 0.00333% ownership interest in the Company, such ownership interest does not provide for any voting or management rights, except for the right to vote as a Class on any change to the terms of the Series C Units. If the Series C Unit holders do not like the direction of the Company, the investors will have no power to propose or implement changes. Brian Jackson, as both the Manager and owner of over a majority of the shares of the Series A Units of the Company, will be responsible for making all material decisions for the Company.

Laws and regulations affecting the brewing industry are constantly changing which could negatively affect the Company’s operations.

Crucial to the Company’s business plan is brewing beer, selling beer to the public, and distributing beer for retail sale. The state and federal laws and regulations that regulate both brewing and selling beer fluctuate regularly. Regulations governing environmental waste product or the rights of beer distribution companies are two examples of laws that regularly change and can have a large impact on the profitability of a brewery. The Company cannot predict the nature of future laws or regulations and cannot determine what effect they may have on the Company’s business.

The Company will operate in a highly competitive industry and potential competitors could duplicate part of the Company’s business model.

The brewing industry is highly competitive and constantly evolving. The brewing industry in Greater Cincinnati, in particular, has been expanding rapidly in recent years. This competition could negatively impact the Company’s business.

Neither of the officers, Brian Jackson or Marvin Abrinica, have ever owned or operated a brewery.

Though Manager, CEO, and President, Brian Jackson has over a year of experience working as a commercial brewer and Marvin Abrinica has experience owning and operating his own company, neither has managed or owned a brewery. This lack of experience could hamper and delay the growth of the Company in a highly competitive brewing industry.

The success of the Company depends substantially on the continuing efforts of Brian Jackson and Marvin Abrinica, and the business may be severely disrupted if either of them leave.

The Company’s success depends upon the continued services of Brian Jackson and Marvin Abrinica. If either would be unable or unwilling to continue in his present position, it could severely disrupt operations, and the Company may not be able to replace either of them easily or at all.

The Company may not attract enough customers to be profitable.

The Company’s success depends largely on attracting people to a brewpub in the Walnut Hills neighborhood of Cincinnati, Ohio. Though Walnut Hills is an up and coming neighborhood, and approximately ten minutes from downtown Cincinnati, the neighborhood already supports one local brewpub and there is no guarantee that the neighborhood will continue to grow. It is possible that the Company may not be able to attract enough business to be profitable. If the Company cannot make a profit, it will likely close.

The Company may expose itself to legal liability due to its business model.

If the Company incurs liability related to an injury of customer due to alcohol consumption, the Company may suffer adverse financial consequences. Also, if the Company is forced to endure extensive legal costs to defend against potential liability, the Company may have to close.

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RISKS RELATING TO THE COMPANY’S SECURITIES

Series C Units have no rights to profit distributions, tax distributions, or to manage the Company. There are two other classes of securities authorized and outstanding – Series A Units and Series B Units - each of which have rights to profit distributions, tax distributions, and certain management rights.

Brian Jackson and Marvin Abrinica hold all of the issued and outstanding Series A Units and, therefore, will have the authority to make nearly all of the decisions for the Company. The Company has offered 9,000 Series B Units pursuant to the Ohio Offering. As of August 5, 2,008 Series B Units are outstanding. The Series A Units and the Series B Units each have the rights to a distribution of profits from the cash-flow of the Company. The Series A and Series B Units are also entitled tax distributions. The Series B Units, have rights to vote on certain major Company events, such as merger, dissolution or distributions. The Series C Units have no right to profit distributions and have no voting rights, except that it may vote as a Class on any change to the terms of the Series C Units. Although, the holders of at least 250 Series C Units, will have the right to convert into Series B Units at a 1:1 ratio, there is no other available path for Series C Unit-holders to obtain Series B Units.

The Series C Units have no right to distributions and will only have a right to receive a return on their investments if there is a Liquidity Event, such as dissolution or merger.

Series C Units, unlike the Series A and Series B Units have no right to receive distributions of profits from ordinary course of business operations. Holder of Series C Units will only have a right to receive a return on their respective investments in the case of a Liquidity Event such as dissolution, merger, or sale of substantially all of the assets.

There may never be a public market for the Company’s Series C Units and it will likely never trade on a recognized exchange. Therefore it may be difficult to transfer the Series C Units to liquidate any investment.

The Company does not intend to list the Series C Units (or any other membership interest) on any exchange or quotation system. In the absence of any trading market, an investor may be unable to sell the Units and liquidate the investment.

The Series C Units have various restrictions on transferability as set forth in the Company’s Operating Agreement. One such restriction includes the Series A Members and Series B Members right of first refusal on any attempted transfer.

The Series C Units are not freely transferable. The Company, the Series A Members, and the Series B Members are entitled to a right of first refusal on any Units that are attempted to be transferred. The Series C Units do not have any right of first refusal if the Series A or Series B Members attempt to transfer their respective Units.

Series C Units are subject to Drag-Along Rights of the Majority of Members.

“Drag-Along Rights” allow the Majority of Series A Members to require the other Members to sell their Membership Interests in accordance with their Percentage Interest as the Majority of Series A Units, if the Majority of Series A Units are intended to be transferred.

More Units, including other classes of membership interests, may be issued by the Company in the future, which may have a dilutive effect and/or have an adverse impact on the rights of holders of Series C Units.

In this Offering the Company will issue Series C Units. The future issuance of additional Series C Units and/or other classes of membership interests may dilute the value of the current Series C Units sold pursuant to this Offering. Future issuances of new classes of units or preferred units may be senior to those issued in this Offering and may be offered at any price. The Series C Units have no right to vote on the issuance of new Units that may dilute their ownership percentage.

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INVESTMENT IN THE SECURITIES ARE RISKY AND YOU MAY LOSE YOUR ENTIRE INVESTMENT.

RISKS RELATING TO THIS OFFERING

Brian Jackson and Marvin Abrinica arbitrarily determined the offering price.

The Offering price of the Series C Units has been arbitrarily determined by Brian Jackson and Marvin Abrinica and may not bear any relationship to assets acquired or to be acquired or the book value of the Company or any other established criteria or quantifiable indicia for valuing the business. Neither the Manager nor the Company represent that the Series C Units have or will have a market value equivalent to their Offering price, or that the Series C Units can be resold at their original Offering price.

Investors cannot withdraw funds once invested and will not receive a refund.

Investors do not have the right to withdraw invested funds. Payments will be made to Esoteric Brewing Company, LLC. Once an investment is made, investors will not have the use or right to return of such funds.

Money raised pursuant to this Offering, alone, will not complete the project. The Company is also dependent upon the sale of Series B Units and bank financing which has not yet been obtained.

The Company anticipates requiring approximately $1,250,000 in capital to complete the brewery project. The Company is in preliminary talks with a bank to obtain additional financing of through a small business administration loan and that bank has signed a non-binding proposal to loan $700,000 to the Company. There is no guarantee that bank financing will be obtained. If the Company cannot get the loan, the Company will have to pursue other financing options. Such financing option may include selling additional equity in the Company.

There is no minimum threshold for this Offering and the investors are not entitled to receive any return of their investment, regardless of the amount of capital raised. If less than 51% of this Offering is raised pursuant to this Offering, the Company may have to change its operation plans.

The Company anticipates being able to obtain an SBA loan of up to $700,000 and has already raised $195,000 pursuant to the Ohio Offering. That means that the Company must obtain the loan and raise at least an additional $355,000 to complete the $1.25 million project. For instance, if the Company raises 25% of its fundraising goal ($174,800) it will eliminate the bottling line and associated capital costs, strategically reduce marketing and officer salaries, and operate with reduced working capital. This may impact brewing output in year one. If the Company raises 50% of its fundraising goal ($349,600) the Company will need to operate with less working capital and smaller marketing budget, but its brewing output in year 1 should not be affected. If the Company raises 75% of its fundraising goal ($524,400), it can complete the $1.25 million project by utilizing a bank loan of $530,600. If the Company raises the full $699,200 it can complete the $1.25 million project by utilizing a bank loan of $355,800.

The Company intends to obtain a bank loan to fund the project.

The Company has had discussions with a local bank and received a non-binding, signed proposal letter approving a loan of up to a net of $700,000 (after loan fee deductions). If the Company cannot obtain the loan described in the proposal letter or similar loan from a different financial institution, the Company will have to seek additional equity financing. If no bank loan or additional equity financing is obtained, the project may not go forward and the investors could lose their entire investment.

The Company intends to get bank financing in addition to money raised in exchange of equity.

The Company intends to get bank financing to get the brewery up and running. To obtain this financing, the Company will have to extend a lien on its significant assets, including the brewing equipment to whatever bank it works with to obtain the loan. Therefore, if the business is not successful, the investors in Series C Units would be unable to recoup any funds from the most valuable physical assets of the Company.

The Company is conducting the Ohio Offering for Series B Units that have more rights than Series C Units.

The Company is selling Series B Units to Ohio residents through the Ohio Offering. Series B Units have some management rights and have Profits Interest – which may entitle them to Distributions of profits during the normal operation of the Company. The Series C Units have no Profits Interest and have no voting rights, except for the right to vote as a class on any changes to the Operating Agreement that would change the terms of the Series C Units.

The Company will issue certain perks to Series C Investors based upon level and timing of investment.

As set forth in the Plan of Distribution on page 9, the Company will issue a series of perks, including glassware, coasters, keychains, beer caddies, bottle racks, private parties, private tours, the opportunity to brew with the founder, and a whiskey barrel to Series C investors based on the timing and amount of investment.  Some investors will not be able to participate in these perks due to investing too late in the Company or due to investing too little money. Also the six Series B investors will receive perks as well, on the same terms.

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The investment in renovations and improvements to the building at 900 E. McMillan may not be recoverable by the investors.

A significant amount of proceeds from this Offering will go to renovating or paying for renovations to the building at 900 E. McMillan St., Cincinnati, Ohio. The Company does not intend to own that building and will likely not have an option to purchase that building. This means that, if the Company were to fail, the investors will not be able to recover funds related to improvements to the building.

The Company is selling the Series C Units without an underwriter and may be unable to sell any Series C Units.

The Company will not engage the services of an underwriter to sell the Series C Units. The Company will sell these membership interests through its CEO, Brian Jackson and its Chief Marketing Officer, Marvin Abrinica, neither of whom will receive commissions. There is no guarantee Mr. Jackson and Mr. Abrinica will be able to sell any of the Series C Units. If they are unsuccessful, the Company may have to seek alternative financing to implement the business plan, such as offering additional Units.

The tax liability of the Members may exceed cash distributions from the Company.

The Company does not intend to allocate any undistributed profits to Series C Units. Regarding Series B Units, the Company intends to make distributions to cover any tax liabilities associated with profits. However, the Company will only make those distributions if it has enough cash on hand. If there is not enough cash on hand, the tax liability of the Members may exceed cash distributions from the Company. Therefore, if a Series C Unit holder converts to become a Series B Unit holder, such Series B Unit holder may incur tax liability that exceeds the cash distributions from the Company.

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DILUTION

Brian Jackson and Marvin Abrinica have been working for the Company without compensation to obtain financing, develop a business plan, locate real estate, define equipment specs, develop strategic relationships, and work on architectural plans. Both Brian Jackson and Marvin Abrinica have, collectively, paid only $100 for 1,000 Series A Units in the Company. The Series A Units, collectively, hold an interest in the Company equal to 100% minus the Series B and Series C Units times 0.00333%. The disparity between the Offering price for the Series A Units, Series, B Units, Series C Units and the price the officers have paid for the Series A Units is described below:

	Current Number of Units Outstanding and Owned	Cost of Acquiring Units Pre-Offering	Post- Offering Number of Units Outstanding that Can Be Purchased	Cost of Acquiring Units Post- Offering	Post- Offering Aggregate Percentage Ownership Interest
Brian Jackson	800 Series A Units	$80.00	800 Series A Units	$160.00	56.02%
Marvin Abrinica	200 Series A Units	$20.00	200 Series A Units	$40.00	14.00%
Investors in Series B Units	2,008* Series B Units	$195,000	2,008 Series B Units	$195,000	6.69%
Investors in Series C Units	0	$0.00	6,992 Series C Units	$699,200	23.28%

*The first 708 Series B Units were sold at a discount. The subsequent Series B Units were sold at $100 per Unit.

PLAN OF DISTRIBUTION

The Company has 1,000 Series A Units issued and outstanding prior to this Offering.

The Company has offered 9,000 Series B Units pursuant to the Ohio Offering, 2,008 of which are outstanding prior to commencement of this Offering.

If all of the Series C Units are sold, the Company will have an additional 6,992 Units issued and outstanding.

The Company intends to raise, pursuant to its Ohio Offering and this Offering a combined maximum of $894,200.

The Company intends to issue perks pursuant to the Perks Agreement attached as Exhibit 6.4 and at the levels provided below:

Minimum Investment Required	Early Bird Investment Requirement	Perk Offered*
$100	First 250	Branded 13 oz Goblets
$250	First 200	Set of Branded Tile Coasters
$500	First 100	Renovation and build-out for tap room
$1,000	First 75	Beer Caddy and Membership in to Early Bottle Release Club
$5,000	First 50	Decorative Bottle and Stemware Rack
$10,000	First 20	Private Pre-Opening VIP Party for 4
$25,000	First 4	Whiskey Barrel and Opportunity to Brew for a Day with Brian Jackson**

* Note that if an investor reaches the appropriate investment level and early bird requirements, such investor is entitled to each and every perk up to the amount of his investment. For instance, all of the first twenty individuals to invest between $10,000 and $24,999 will be entitled to every offered perk, save for the Whiskey Barrel and Founder Brewing Day; the first 200 individuals to invest between $250 and $499 will receive both Branded 13 oz goblets and a Set of Branded Tile Coasters; etc.

**  6 Series B Investors will receive this perk for previous contributions of $25,000.

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Subscriptions are non-refundable regardless of whether the Offering is fully subscribed.

This Offering and sale of the Series C Units will be made to investors through the Company’s prior preexisting relationships and through general solicitation.

The Company will not be utilizing an underwriter or broker-dealer for the sale. The Series C Units offered through this Offering is being made by the officers of the Company. There can be no guarantee the Series C Units will actually be sold. The Series C Units may be sold or distributed from time to time by the officers or directly to one or more purchasers utilizing general solicitation. The sale through this Offering may be effected by one or more of the following methods: internet, social media, or any other means of widespread communication but not limited to crowdfunding sites, direct sales to purchasers; in privately negotiated transactions; or any combination of the foregoing. This Offering Circular will be in electronic format and be made available on websites maintained by the Company.

Neither of the officers are registered broker-dealers pursuant to section 15 of the Exchange Act, but will rely upon exemptions under applicable federal and state laws.

USE OF PROCEEDS

If $699,200 is raised in this Offering and the Company obtains an additional $355,800 loan, it can complete the $1.25 million project it envisions. The Company anticipates, however, being able to get the brewery up and running even if the Offering is not fully subscribed.

The Company has raised $195,000 pursuant to the Ohio Offering and plans to use those funds as follows:

25% of total Offering	50% of total Offering	75% of total Offering	100% of total Offering	Use Of Proceeds	MAX %
$10,500	$10,500	$10,500	$10,500	Brewery equipment deposit	0.0%
$35,500	$35,500	$35,500	$35,500	Legal, accounting, fees	0.0%
$10,000	$10,000	$10,000	$10,000	Website design for offering	0.0%
$24,000	$24,000	$24,000	$24,000	Insurance	0.0%
$52,000	$52,000	$52,000	$52,000	3 months’ rent	0.0%
$63,000	$63,000	$63,000	$63,000	Money towards brewing equipment.	0.0%
$195,000 raised pursuant Ohio Offering to cover the expenses listed above

The Company intends to use the proceeds from this Offering substantially in the order as described in the chart below.

25% of total Offering	50% of total Offering	75% of total Offering	100% of total Offering	Use Of Proceeds	MAX %
$174,800	$291,000	$291,000	$291,000	Brewing equipment without bottling line	41.6%
$0	$58,600	$170,000	$170,000	Architectural Services (contract attached as Exhibit 6.3)	24.3%
$0	$0	$63,400	$100,000	Renovation and build-out for tap room	14.3%
$0	$0	$0	$40,500	Inventory	5.8%
$0	$0	$0	$21,000	Perks	3.0%
$0	$0	$0	$52,500	Salaries	7.5%
$0	$0	$0	$24,200	Marketing and website maintenance	3.5%
If 0% raised all proceeds above Company anticipates using a bank loan to pay for expenses above.
$174,800	$349,600	$524,400	$699,200		100.0%

If the Offering is fully subscribed the Company intends to take out a loan of $355,800 to do additional renovation of the space ($65,000), add a bottling line and inventory associated with bottling ($75,000); add a truck for self-distribution off-site ($25,000); add lab equipment for monitoring beer quality ($15,000); invest in point of sale merchandise ($50,000); and have working capital and contingency money ($125,800).

Approximately $52,500 of the proceeds will be used to compensate the member-officers for their work for the Company in 2018.

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Approximately $35,500 will be used to discharge indebtedness related to legal fees required to form the Company, establish an operating agreement, and pay for expenses related to this Offering. Another $10,000 will be used for the website to aid in this Offering.

The Company has already raised $195,000 selling Series B Units.

If the Company only raises 75% of this Offering ($543,200), it will use the proceeds as described above and make up the difference via a secured bank loan of $530,600 (versus $355,800 if fully subscribed) to complete the $1.25 million project.

If the Company only raises 50% of the funds ($344,600) it seeks, it will take out a full $700,000 bank loan, but will strategically reduce its marketing budget to account for the shortfall.

Should the Company raise only 25% of the funds ($174,800) it seeks in this Offering, it will delay purchasing and installing a bottling line, while strategically cutting back on marketing, inventory, officer salaries, lab equipment, and labor cost. This may negatively impact year-end brewing output in its first year.

The Company reserves the right to change the use of proceeds without notice.

DESCRIPTION OF THE BUSINESS

In 2019, the Esoteric Brewing Company intends to become a destination micro-brewery. The Company will serve distinctive beer styles inside an enlightening taproom experience. The Company will brew the high quality beers with an effort to source organic, local, and sustainable ingredients. Esoteric wants to showcase the finer side of craft beer and give consumers a five star experience. Esoteric’s taproom will feature a refined and elegant decor, which stands in contrast to the typical breweries of today that can often feel like an industrial warehouse.

Esoteric will feature an array of traditional style craft beers including a core line-up of Belgian, English, and German style beers from Esoteric’s brewmaster, Brian Jackson.

Location Near Downtown Cincinnati

The Company has signed a lease for a space in the heart of an up and coming Walnut Hills neighborhood, which is one mile from downtown Cincinnati, OH. Walnut Hills is currently undergoing rapid growth and revitalization with new restaurants and retail. It’s also located between two major universities and has direct access to a major interstate.

Built-to-Scale

Esoteric will also have production and distribution in mind. The brewhouse will contain a three vessel 10-barrel craft brewing system capable of producing 15,600 barrels annually.

To get to capacity, the plan is to first launch a successful taproom to sustain a healthy gross margin business. Afterwards, Esoteric intends to leverage its production facilities to distribute locally and establish the brand for regional expansion.

Investment is required to rehab the building in Walnut Hills, purchase brewing equipment and provide working capital. To that end, the Company has developed strategic relationships to become part of a master plan that will rebound this historic corner of Walnut Hills. Other tenants on the block in Walnut Hills may include two retail stores and fifteen residential apartments.

Founders

Brian Jackson and Marvin Abrinica will serve as the principal officers. Additionally, ten to fifteen other full-time or part-time employees will be hired to help manage on-site serving, bartending, and other administrative functions.

As of the date of this Offering, the Company has spent roughly 1,000 hours on research and development activities in an effort to bring Esoteric beers to the market. This research and development has included developing recipes through home brewing and commercial brewing, researching and identifying a location for the brewery, forming relationships with local developers, community development foundations, and architects, and developing a website.

11

The Company is not involved in any legal, bankruptcy, or receivership proceedings at this time.

The Craft Beer Industry

According to the Brewer’s Association’s website, 12.3% of the United States beer market in volume and nearly 22% of the dollar amount of sales is craft beer. In 2016, according to the Brewers Association, craft brewers, nationally, saw a 6 percent rise in volume sales and a 10 percent rise in retail dollar value.

The costs of raw materials for brewing beer, including the cost of hops, malt, water, and yeast can fluctuate severely from year to year and a smaller brewery, such as Esoteric, has less leverage to negotiate the rates of those raw materials. Moreover, as craft breweries proliferate in this region, state and federal regulators and politicians have taken and will continue to take a greater interest in the industry. This interest can have both positive and negative effects on the Company. Additionally, the Company expects environmental regulations, particularly those governing waste water, to impact the Company’s operations.

DESCRIPTION OF PROPERTY

The Company has entered into a lease with Paramount Square Master Tenant, LLC to operate out of the historic Paramount Building located at 900 E. McMillan, Cincinnati – the heart of Walnut Hills in Cincinnati, Ohio. The lease is attached as Exhibit 6.1. The Paramount Building is a 1920’s art deco style building on the National Register of Historic Places. The brewery intends to occupy 10,010 square feet of retail front with a public taproom and private party room. The lease has an initial term seven (7) years with two (2) five (5) year options to renew the Lease.  The base rent is $17,107 per month during the first year of the initial term of the Lease and annual base rent would increase $0.50 per square foot per year during the initial term and 3% over the rent in each preceding year during the renewal terms, if exercised.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company was formed on February 11, 2013 by Manager Brian Jackson, with the purpose of forming a brewery. The Company has no revenue.

The Company’s cash balance is $37,400 as of February 28, 2018, all of which came from capital contributions from investors in exchange for Series B Units and the capital contributions of the member-officers in exchange for Series A Units. The Company has put in $27,236 in deposits on brewing equipment. The brewing equipment contract is attached as Exhibit 6.2.

As of the date of this Offering, the officers have made only a nominal capital investment in the Company. The current cash balance is not sufficient to get the business up and running.

The Company is seeking $1.25 million in capital to complete the project, which includes building a brewery and bar, installing a bottling line, self-distributing product off-site and operating the business with 12-months of contingency money and working capital.

The Company intends to obtain the funds through the following sources:

•	A $355,800 to $700,000 small business administration loan that the Company anticipates being able to obtain based on preliminary discussions with a bank and a non-binding proposal letter signed by the bank;
•	$195,000 raised pursuant to the Ohio Offering; and
•	$355,000 to $699,200 raised pursuant to this Offering.

How quickly the Company can implement its business plan is largely dependent on how quickly the Series C Units are sold in this Offering. The Company anticipates to use all funds raised to get the brewpub up and running as described in more detail in the “Use of Proceeds” section of this Offering.

As soon as possible, the Company plans to begin and complete necessary renovations of the building by November of 2018. The renovation will cost approximately $270,000 of Company proceeds among construction and architectural services. The signed proposal for architectural services is attached as Exhibit 6.3.

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In December of 2018, the Company intends to purchase and install approximately $354,000 in brewing, lab, and auxiliary equipment, as well as a $60,000 bottling line. The Company plans to begin brewing in early 2019 with approximately $40,500 in inventory. If the Company meets this timeline, it will be able to open in April of 2019.

The brewing equipment includes a 10 barrel stainless steel brewing system with four 20-barrel fermenters and a 20 barrel and 10 barrel bright tank. In year one, this will allow the Company to brew 2,000 barrels of beer.

In the second year, the Company will look to increase its annual output to 2,100 barrels per year. From years three through six, the Company intends to use profits to add fermenters and bright tanks to increase capacity in order to produce roughly double the volume year over year, until it reaches a maximum of 15,600 barrels per year in brewing capacity.

If the Company subscribes anywhere from 51% to 100% of this Offering, its plans will remain unchanged, as it will be able to use loan proceeds to make up the difference. If the Company subscribes less than 51%, the Company will alter its plans. For instance, if only 50% of the goal is met, it will strategically reduce its marketing budget to make up the $5,400 shortfall. If only 25% of the funding is subscribed pursuant to this Offering, the Company will eliminate the bottling line and those attendant working capital and inventory costs ($75,000); eliminate plans to self-distribute in year 1 ($25,000); reduce point of sale merchandise investment ($45,000); cut back on labor costs ($30,000); and cut back on certain lab equipment ($5,300) to make up the additional $180,200 shortfall. While this will not impact brewing capacity, it may impact brewing output as a reduction in working capital and labor costs may not allow the Company to brew at full capacity.

The Company may utilize funds from the officers to advance funds for the Offering, filing fees, and professional fees, renovations and any other fees as determined by the Company, that the Company will reimburse from the proceeds of this Offering. However, the Company plans to alleviate its liquidity deficiency through the funds raised pursuant to this Offering, the Ohio Offering, and bank financing.

Attached are the audited financials of the Company. Because the Company has no operating experience, the financial statements will be unlikely to be helpful in determining whether the Company will attain any future goals.

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

NAME	POSITION	AGE	TERM OF OFFICER	APPROXIMATE HOURS PER WEEK
Brian N. Jackson	Chief Executive Officer, Manager	32	April 2017 to present	80 (beginning September 2018)
Marvin Abrinica	Chief Marketing Officer	41	July 2017 to present	25 (beginning September 2018)

Brian Jackson is the sole Manager and CEO of the Company. Marvin Abrinica is the Chief Marketing Officer. The Company plans to hire 10-15 full-time or part-time employees to assist in brewing, bartending, serving, and administrative duties.

The exact date when Mr. Jackson and Mr. Abrinica will begin working the hours listed above is subject to change.

Brian Jackson, Manager, CEO and Treasurer

Brian Jackson has a bachelor’s degree in psychology from the University Cincinnati, but his years after college have been devoted to learning about and brewing craft beer. In 2009 he began working for an Ohio beer distributor specializing in craft beers. During his 6 years at the distributor, he worked both as warehouse manager and, later, purchaser, buying beer for a portfolio of over 4000 unique SKU’s in 3 states.

Since 2009, Brian has brewed over 80 batches of homebrew and more than 25 various styles. Five times he has entered local homebrewing competitions, bringing home six medals in the process. In 2015 he attained certification of a beer judge with the nationally renowned Beer Judge Certification Program.

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In 2015, Brian began brewing commercially with MadTree Brewing Company in Ohio and continues to work there as of the commencement of this Offering. The brewery is aware of and supports Mr. Jackson’s efforts to form this Company, and has in fact helped mentor him through the start-up brewery process. Mr. Jackson intends to leave MadTree Brewing Company in September of 2018 to focus on the Company full-time.

There are no legal proceedings against Mr. Jackson, nor have there been in the previous five years.

Mr. Jackson has no family relationship with any officer, director, or significant employee of the Company.

Marvin Abrinica, Chief Marketing Officer

After an 18-year career at Procter and Gamble, Mr. Abrinica set out on his own and became founder, owner and CEO of Thrivera – a branding company located in Downtown Cincinnati, Ohio. He also founded and runs Wunderfund, the first FINRA-registered crowdfunding site in southwestern Ohio. Marvin will develop a website for this Offering and manage marketing for Esoteric.

There are no legal proceedings against Mr. Abrinica, nor have there been in the previous five years.

Mr. Abrinica has no family relationship with any officer, director, or significant employee of the Company.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

In 2017, the officers received no compensation.

NAME	POSITION	ANTICIPATED 2018 CASH COMPENSATION	ANTICIPATED 2018 OTHER COMPENSATION	ANTICIPATED 2018 TOTAL COMPENSATION
Brian Jackson	CEO, President	$36,250	0	$36,250
Marvin Abrinica	Chief Marketing Officer	$16,250	0	$16,250

The Company intends to pay Brian Jackson $36,250 in 2018 with payments beginning in approximately September of 2018. The Company intends to pay Marvin Abrinica a salary of $16,250 beginning in approximately September of 2018; but may pay Marvin as much as much $31,250 if Marvin begins working for the Company full time. In 2019 Brian Jackson intends to take a salary of $60,000 and Marvin Abrinica intends to take a salary of $30,000. If Marvin Abrinica begins working full time for the Company, Marvin will have an increased salary no greater than $60,000 in 2019.

The salaries are subject to change after 2019.

14

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

TITLE OF CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP ACQUIRABLE	PERCENT OF OWNERSHIP After the Fully Subscribed Offering
Series A Units	Brian Jackson 3713 Charloe Ct. Cincinnati, OH 45227	800 Series A Units	0	56.02%
Series A Units	Marvin Abrinica 3450 Madison Rd. Cincinnat, OH 45209	200 Series A Units	0	14.00%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

No manager, officer, incorporator, promoter, or immediate family member has had a direct or indirect personal interest in any of the Company’s transactions of over $50,000 in the last two years.

KEY FEATURES OF SECURITIES BEING OFFERED

Below is a table that details the current members and their Membership Interests currently and after this Offering:

	Current Aggregate Percentage Ownership Interest	Current Aggregate Percentage Voting Interest	Post- Offering Number of Units Outstanding	Post- Offering Aggregate Percentage Ownership Interest	Post- Offering Aggregate Percentage Voting Interest*
Existing Series A Units	93.31%	100%	1,000	70.02%	100%
Existing Series B Units	6.69%	0%	2,008	6.69%	0%**
Series C Units in this Offering	0%	0%	6,992	23.28%	0%

* Voting Interest is defined as the right to vote on any matter before the Members in accordance with such Member’s Voting Interest.

** Series B Units have the right to vote in accordance with their Profits Interests on certain major decisions in accordance with their Profits Interest percentage, even though such Series B Units do not have “Voting Interest” as defined in the operating agreement.

The Company has established three classes of membership interests designated as Series A Units, Series B Units, and Series C Units. An investor may only acquire Series C Units through this Offering, unless such investor holds 250 Series C Units and converts to Series B Units.

This Offering period will end on the earlier of 1) the Manager ending the Offering or 2) March 31, 2019, subject to the Manager’s discretion to extend this Offering for up to an additional 180 days. The minimum Series C Unit purchase is one (1) with no maximum up to the remaining available Series C Units under this Offering. Though there is no maximum, the Company intends to sell in the aggregate 9,000 Series B and Series C Units.

15

The following discussion highlights the key features of the Series C Units and contrasts them with the Series A and Series B Units. This discussion is a summary only and does not purport to be a complete description of the Series C Units. The rights and interests of the Series C Unit investors are very detailed and can only be understood completely upon a thorough reading and understanding of the Operating Agreement, attached as Schedule 2.2, which is the legal document that establishes such rights and interests. Accordingly, prospective investors are urged to read the Operating Agreement in detail and this discussion is qualified in its entirety by reference to the Operating Agreement.

Description of Units

The Series A Units are held by the sole officers Brian Jackson and Marvin Abrinica. The Series A Units, collectively, hold total ownership interest equivalent to the following formula: 100% - (0.00333%)(Outstanding Series B Units + Outstanding Series C Units).

The Series B Units are being offered pursuant to the Ohio Offering and are being sold for $100 per Unit, with the caveat that 708 Units have been sold at approximately a 10% discount. Series B Units may also be obtained by holders of at least 250 Series C by converting them to Series B Units on a one to one (1:1) basis. The Series B Units, collectively, hold total ownership interest equivalent to the following formula: (Outstanding Series B Units)(0.00333%).

The Series C Units are the units of ownership interest in the Company into which the investors in this Offering may acquire. The Series C Units, collectively, hold total ownership interest equivalent to the following formula: (Outstanding Series C Units)(0.00333%).

Voting Rights

The holders of Series A Units hold all the Voting Interest of the Company. Brian Jackson, one of the Series A Members, is the sole Manager.

The holders of Series B Units hold no Voting Interest in the Company. However, for certain major issues, including distributions of profits, merger, and sale of the Company, the holders of Series A Units and Series B Units are permitted to vote in proportion to their respective Profits Interests in the Company.

The holders of Series C Units have no Voting Interest in the Company, and no other voting or management rights. However, a majority of Series C Units must approve change in the Operating Agreement that would change the terms of the Series C Units.

Distribution Rights

“Distribution Rights” are those rights to the Company’s distribution of assets apart from assets paid out or distributed in connection with a Liquidity Event.

At the discretion of the Manager, the holders of Series A Units will receive Distributions in proportion to their respective Capital Contributions, up to and until such Capital Contributions are repaid. After such repayment, the Series A Units will receive Distributions in accordance with their Profits Interest.

At the discretion of the Manager, the holders of Series B Units will receive Distributions in proportion to their respective Capital Contributions, up to and until an amount equal to such Capital Contributions are paid. After such repayment, the Series B Units will receive Distributions in accordance with their Profits Interest.

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The holders of Series C Units are not entitled to Distributions of profits and, thus, have no Profits Interest (as defined in the Operating Agreement) in the Company.

Liquidity Event

In case of a Liquidity Event, such as the Company merging into another entity, selling substantially all the assets of the Company, or making an initial public offering, proceeds of such Liquidity Event will go to creditors, holders of yet-unissued membership interests senior to the issued Units, and to set up reserves for contingency payments. After the foregoing are satisfied, each Member holding Series A Units, Series B Units, or Series C Units shall receive distributions at the same priority in proportion and to the extent of their Capital Contributions (less Distributions already received); and, once an amount equal to such Capital Contributions are paid, the distributions will be in accordance with their Profits Interest in the Company. If Series A and Series B Units have already received an amount equal to their respective Capital Contributions, the Series C Units would be repaid first.

Tax Distributions

Holders of Series A Units and Series B Units are entitled to distributions to cover taxes associated with unpaid allocations.

Series C Members will have no right to distributions to cover taxes, but will only suffer a taxable event in the case of a Liquidity Event.

Allocations

Series A Units will receive allocations of profit or loss based on the profits or losses of the Company.

Series B Units will receive allocations of profit or loss based on the profits or losses of the Company.

Holders of Series C Units will not receive allocations of profit or loss based on the profits or losses of the Company. Series C Units will only receive allocations equal to the amount of distributions received, likely only in the case of a Liquidity Event.

Additional Capital Contributions

No Member shall be required to contribute additional capital to the Company. Any additional contributions shall be deemed to be loans to the Company with such interest rate and terms of repayment as the Manager and such contributing Members determine.

No Pre-Emptive Rights

Except for 250 Series A Units that may be issued and sold by the Company to employees or officers in exchange for services without being subject to preemptive rights (the “Option Pool”), Series A Members have the right to participate in any subsequent issuance of membership interests in accordance with their respective Profits Interest and on the same terms the Company plans to offer to third parties.

Except for the Option Pool, Series B Members have the right to participate in any subsequent issuance of membership interests in accordance with their respective Profits Interest and on the same terms the Company plans to offer to third parties.

Series C Members do not have pre-emptive rights with respect to any issuance or sale of any Units to any person.

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Conversion Rights for holders of at least 250 Series C Units.

Holders of at least 250 Series C Units may convert all of their Units (but not less than all) to Series B Units at a one-to-one (1:1) ratio after holding the Series C Units for 6 months and upon written notice to the Company.

Transfer Restrictions for Series C Units

If the holder of Series C Units attempts to transfer Series C Units, if the holder of Series C Units attempt to transfer Series C Units, the transferring holder must give notice to the Company. At that point, the Company, the Series A Members and the Series B members will have the opportunity to purchase first on the same terms. Also, the Company may request a Series C Member to provide a legal opinion concerning the legality of such transfer.

Right of First Refusal

Other than transfer among the Series A Members, Series A Members and Series B Members have the right to purchase any Units that are intended to transferred (other than assignments of economic interest to Permitted Transferees) on the same terms as the proposed transfer.

The holders of Series C Units have no right of first refusal with regards to any Units that are transferred or proposed to be transferred. If the holder of Series C Units attempt to transfer Series C Units, the transferring holder must give notice to the Company. At that point, the Company, the Series A Members and the Series B members will have the opportunity to purchase first on the same terms.

Drag-Along Rights

If the Majority of Series A Members attempts to transfer a Majority of Series A Units, the Majority of Series A Members has the right to require that the remaining Members, including holders of Series B Units and Series C Units, to transfer their respective Units to the proposed transferee on the same terms as the Majority of Series A Units.

How To Subscribe for Units

The Series C Units are being offered pursuant to 17 C.F.R. section 230.251, et seq., also known as Regulation A.

Under the terms and conditions of the Subscription Agreement, each investor agrees to subscribe for and purchase his or her Series C Units and to pay the purchase price for such Series C Units, as provided for in this Offering. The Subscription Agreement, together with the related subscription documents, accompanies this Offering Memorandum.

The Subscription Agreement contains a number of representations, warranties and acknowledgements as to restrictions on transferability of the Series C Units in accordance with applicable securities laws.

The Subscription Agreement and all other related documents as the Company may deem necessary must be signed and delivered to the Company in order to subscribe. Each prospective investor must aver that he or she is qualified under the terms of this Offering as detailed in the Subscription Agreement. Each prospective investor must also deliver with those documents a check, ACH, credit card, or wire transfer, in an amount of $100 per Series C Unit purchased. The Company has the right to decline to accept any offer of subscription within the Manager’s sole discretion.

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If you have any questions please contact Brian Jackson at brian.jackson@esotericbrewing.com.

19

ESOTERIC BREWING COMPANY, LLC

FINANCIAL STATEMENTS WITH

INDEPENDENT AUDITOR'S REPORT

December 31, 2017 and 2016

ESOTERIC BREWING COMPANY, LLC

FRANZ CPAs, Inc.

Certified Public Accountants and Business Advisors

LARGE ENOUGH TO SERVE YOU, small enough to know you

8370 E. Kemper Road • Cincinnati, Ohio 45249

(513) 489-4848 • FAX (513) 489-4856

www.franzcpas.com

INDEPENDENT AUDITOR'S REPORT

To the Members

Esoteric Brewing Company

Cincinnati, Ohio

Report on the Financial Statements

We have audited the accompanying financial statements of Esoteric Brewing Company, LLC (the Company), which comprise the balance sheets as of December 31, 2017 and 2016, the related statements of operations and other comprehensive income, members' equity and cash flows for the years then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatements, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatements of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of Esoteric Brewing Company, LLC as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ FRANZ CPAs, Inc.

May 22, 2018

Cincinnati, Ohio

Esoteric Brewing Company, LLC

BALANCE SHEETS

As of December 31, 2017 and 2016

	2017	2016
ASSETS
CURRENT ASSETS:
Cash	$25	$14
Total current assets	25	14

TOTAL ASSETS	$25	$14

LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$-	$-
Total current liabilities	-	-

Total liabilities	-	-

MEMBERS' EQUITY
Series A Units, 2,500 Units Authorized, 2,104 Units Outstanding	100	25
Series B Units, 800 Units Authorized, 65 Units Subscribed	-	-
Series C Units, 0 Units Authorized, 0 Units Outstanding	-	-
Accumulated Deficit	(75)	(11)

Total members' equity	25	14

TOTAL LIABILITIES AND MEMBERS' EQUITY	$25	$14

See accompanying notes to the financial statements.

Esoteric Brewing Company, LLC

STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME

For the Years Ended December 31, 2017 and 2016

	2017	2016
NET SALES	$-	$-

COST OF GOODS SOLD	-	-

Gross profit	-	-

OPERATING EXPENSES	-	-

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	64	11

Operating loss	(64)	(11)

OTHER INCOME/EXPENSE:

Total other income/expense	-	-

NET LOSS	$(64)	$(11)

OTHER COMPREHENSIVE INCOME

Total other comprehensive income	-	-

COMPREHENSIVE LOSS	$(64)	$(11)

See accompanying notes to the financial statements.

Esoteric Brewing Company, LLC

STATEMENTS OF MEMBERS' EQUITY

For the Years Ended December 31, 2017 and 2016

	2017	2016
Series A Units
Balance at beginning of year	$25	-
Purchase of Series A Membership Units	75	25
Balance at end of year	100	25

Series B Units
Balance at beginning of year	-	-
Subscription of series B membership units	65,000
Subscription agreement receivable	(65,000)
Balance at end of year	-	-

Series C Units
Balance at beginning of year	-	-
Balance at end of year	-	-

Accumulated Deficit
Balance at beginning of year	(11)	-
Net loss	(64)	(11)
Balance at end of year	(75)	(11)

TOTAL MEMBERS' EQUITY	$25	$14

See accompanying notes to the financial statements.

Esoteric Brewing Company, LLC

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2017 and 2016

	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(64)	$(11)
Adjustments to reconcile net loss to net cash provided/(used) by operating activities:	-	-
Net cash used in operating activities	(64)	(11)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of equity	75	25
Net cash provided by financing activities	75	25

Net increase in cash	11	14

Cash at the beginning of the year	14	-

Cash at the end of the year	$25	$14

Supplemental Disclosure of Cash Flow Information:

Cash paid during the year for interest	$-	$-

Cash paid during the year for income taxes	$-	$-

See accompanying notes to the financial statements.

ESOTERIC BREWING COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2017 and 2016

NOTE 1 – NATURE OF PLANNED OPERATIONS

Esoteric Brewing Company, LLC ("the Company") was formed on February 11, 2013 under the laws of the state of Ohio and will be engaging the in the brewing and selling of craft beer. There were no material activities in the Company from February 11, 2013 through October 1, 2017. The company is governed by Operating Agreement dated November 15, 2017.

The company plans to sell series C membership units pursuant to a Regulation A+ ("Reg A") offering. Reg A contains rules providing exemptions from the registration requirements, disclosed in the Securities Act of 1933, allowing some companies to use equity crowdfunding to offer and sell their securities without having to register the securities with the SEC.

The Company's activities are subject to significant risks and uncertainties, including being unable to secure additional funding that is needed to complete construction of their tap room and brewery.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

The company has elected to report financial results on the accrual method of accounting, but has yet to pick a report period; method of reporting gift cards; determination of cash and cash equivalents; recording of vendor allowances, inventory, property and equipment, trademarks, other assets, rent expense and deferred rent expense, advertising costs, pre-opening costs, and contingencies.

NOTE 3 – LEASES

The Company has signed a letter of intent for a seven-year building lease with two renewal options of five years each on October 1, 2017 for a building located at 900 E. McMillian St, Cincinnati, OH. The lease does not yet have a commencement date. The annual payments by year are:

Year 1	$200,000
Year 2	205,000
Year 3	210,000
Year 4	215,000
Year 5	220,000
Year 6	225,000
Year 7	230,000
$1,505,000

NOTE 4 – INCOME TAXES

The Company is treated as a partnership for federal income tax purposes. Consequently, federal income taxes are not payable by, or provided for, the Company. The Company's net income is allocated to the members in accordance with regulations of the Company. The Company is subject to various state and local income taxes based on net income and gross receipts.

ESOTERIC BREWING COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2017 and 2016

NOTE 5 – MEMBERS' EQUITY

On October 1, 2017 series A units of members equity included capital contributions from the initial members of the Company, Brian N. Jackson ($80) and Marvin J. Abrinica ($20), who made a collective capital contribution of $100.

On December 5, 2017, member Allyn N. Kaufman signed a subscription agreement for 25 series B units totaling $25,000. On December 12, 2017, members Taylor M. Shockey and James J. Joyce signed a subscription agreement for 40 series B units totaling $40,000.

Of the 800 Series B Non-Voting Units that are authorized, 650 Units are intended to be transferred to investors pursuant to the terms of a private placement offering. Any issued Non-Voting Units not transferred to an investor prior to the termination of the Offering shall be held by Initial Members Brian N. Jackson and Marvin J. Abrinica with 60% going to Brian N. Jackson and 40% going to Marvin J. Abrinica.

Only series A membership units have voting rights. Only series A and series B membership units will receive distributions proportional to their economic ownership interests.

NOTE 6 – SUBSEQUENT EVENT

On January 2, 2018, member Allyn N. Kaufman paid $25,000 for the 25 series B units subscription receivable.

On January 4, 2018, management executed a contract for the purchase of architectural services for the design of the brewery and tap room for $169,590. A $17,236 nonrefundable deposit was made toward the purchase of the architectural services in January 2018.

On January 8, 2018 members Taylor M. Shockey and James J. Joyce paid $40,000 for the series B units subscription receivable.

On January 29, 2018, management executed a contract for the purchase Model QTS 10-BBL brewing system for $151,564. The equipment will be the basis for the brewery. A $10,000 nonrefundable deposit was made toward the purchase of the equipment in January 2018.

On February 25, 2018 management signed its Amended and Restated Operating Agreement which dictates the governance of the company.

On February 25, 2018 the Company issued additional series B units pursuant to a private placement memorandum for additional fundraising for a total of 9,000 series B units issued. The Company also converted the 2,104 outstanding series A units to 1,000 outstanding units. The Company also converted the 65 outstanding series B units to 708 outstanding units.

On March 5, 2018, member Todd J. Statt purchased 250 series B units totaling $25,000.

On March 23, 2018, member Michael B. Williams, Jr. purchased 300 series B units totaling $30,000.

Management has evaluated subsequent events through May 22, 2018, the date which the balance sheet was available to be issued.

ESOTERIC BREWING COMPANY, LLC

BALANCE SHEET WITH

INDEPENDENT AUDITOR’S REPORT

As of February 28, 2018

ESOTERIC BREWING COMPANY, LLC

FRANZ CPAs, Inc.

Certified Public Accountants and Business Advisors

LARGE ENOUGH TO SERVE YOU, small enough to know you

8370 E. Kemper Road • Cincinnati, Ohio 45249

(513) 489-4848 • FAX (513) 489-4856

www.franzcpas.com

INDEPENDENT AUDITOR’S REPORT

To the Members

Esoteric Brewing Company

Cincinnati, Ohio

We have audited the accompanying balance sheet of Esoteric Brewing Company, LLC as of February 28, 2018, and the related notes to the balance sheet.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of this balance sheet in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the balance sheet that are free from material misstatements, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on this balance sheet based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the balance sheet. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatements of the balance sheet, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the balance sheet in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the balance sheet.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Esoteric Brewing Company, LLC at February 28, 2018 in accordance with accounting principles generally accepted in the United States of America.

/s/ FRANZ CPAs, Inc.

April 20, 2018

Cincinnati, Ohio

ESOTERIC BREWING COMPANY, LLC

BALANCE SHEET

As of February 28, 2018

ASSETS

CURRENT ASSETS
Cash	$37,400
Total current assets	37,400

OTHER ASSETS
Deposits	27,236
Total other assets	27,236

TOTAL ASSETS	$64,636

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$-
Total current liabilities	-

Total liabilities	-

MEMBERS' EQUITY
Series A Units, 2,500 Units Authorized, 1,000 Units Outstanding	100
Series B Units, 25,000 Units Authorized, 705 Units Outstanding	65,000
Series C Units, 12,000 Units Authorized, 0 Units Outstanding	-
Accumulated Deficit	(464)

Total members' equity	64,636

TOTAL LIABILITIES AND MEMBERS' EQUITY	$64,636

See accompanying notes to balance sheet.

ESOTERIC BREWING COMPANY, LLC

NOTES TO BALANCE SHEET

As of February 28, 2018

NOTE 1 - NATURE OF PLANNED OPERATIONS

Esoteric Brewing Company, LLC (“the Company”) was formed on February 11, 2013 under the laws of the state of Ohio and will be engaging the in the brewing and selling of craft beer. There were no activities in the Company from February 11, 2013 through October 1, 2017. The company is governed by its Amended and Restated Operating Agreement dated February 25, 2018.

On February 25, 2018 the Company issued 9,000 series B units pursuant to a private placement memorandum for additional fundraising.

The company also plans to sell series C membership units pursuant to a Regulation A+ (“Reg A”) offering. Reg A contains rules providing exemptions from the registration requirements, disclosed in the Securities Act of 1933, allowing some companies to use equity crowdfunding to offer and sell their securities without having to register the securities with the SEC.

The Company's activities are subject to significant risks and uncertainties, including being unable to secure additional funding that is needed to complete construction of their tap room and brewery.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

The company has elected to report financial results on the accrual method of accounting, but has yet to pick a report period; method of reporting gift cards; revenue recognition; determination of cash and cash equivalents; recording of vendor allowances, inventory, property and equipment, trademarks, other assets, rent expense and deferred rent expense, advertising costs, pre-opening costs, and contingencies.

NOTE 3 - LEASES

The Company has signed a letter of intent for a seven-year building lease with two renewal options of five years each on October 1, 2017 for 900 E. McMillian St, Cincinnati, OH. The lease does not yet have a commencement date. The annual payments by year are:

Year 1	$200,000
Year 2	205,000
Year 3	210,000
Year 4	215,000
Year 5	220,000
Year 6	225,000
Year 7	230,000
$1,505,000

ESOTERIC BREWING COMPANY, LLC

NOTES TO BALANCE SHEET

As of February 28, 2018

NOTE 4 - COMMITTMENTS

On January 29, 2018, management executed a contract for the purchase Model QTS 10-BBL brewing system for $151,564. The equipment will be the basis for the brewery. A $10,000 nonrefundable deposit was made toward the purchase of the equipment.

On January 4, 2018, management executed a contract for the purchase of architectural services for the design of the brewery and tap room for $169,590. A $17,236 nonrefundable deposit was made toward the purchase of the architectural services.

NOTE 5 - MEMBERS’ EQUITY

On October 1, 2017 series A units of members equity included capital contributions from the initial members of the Company, Brian N. Jackson and Marvin J. Abrinica, who made a collective capital contribution of $100. On January 2, 2018, member Allyn N. Kaufman purchased 273 series B units totaling $25,000. On January 8, 2018 members Taylor M. Shockey and James J. Joyce purchased 435 series B units totaling $40,000. The collective members’ capital contributions are comprised of series A units of $100 and series B units of $65,000.

Only series A membership units have voting rights. Only series A and series B membership units will receive distributions proportional to their economic ownership interests.

NOTE 6—SUBSEQUENT EVENT

Management has evaluated subsequent events through April 20, 2018, the date which the balance sheet was available to be issued.

NOTE 7—INCOME TAXES

The Company is treated as a partnership for federal income tax purposes. Consequently, federal income taxes are not payable by, or provided for, the Company. The Company’s net income is allocated to the members in accordance with regulations of the Company. The Company is subject to various state and local taxes based on net income and gross receipts.

PART III-EXHIBITS

Index to Exhibits

2.1	Esoteric Brewing Company, LLC Articles of Organization*
2.2	Esoteric Brewing Company LLC Amended and Restated Operating Agreement*
4.1	Subscription Agreement*
6.1	Lease with Paramount Square Master Tenant, LLC*
6.2	Brewing Equipment contract with Quality Tank Solutions, LLC*
6.3	Proposal for architectural services agreement with New Republic Limited*
6.4	Form of Perks Agreement.
11.1	Signed Consent of independent accountant.
12.1	Opinion of Graydon Head & Ritchey LLP*

*Previously filed.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on September 21, 2018.

(Exact name of issuer as specified in its charter)	Esoteric Brewing Company, LLC

By (Signature and Title)	/s/ Brian Jackson CEO

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

(Signature)	/s/ Brian Jackson

(Title)	CEO and CFO, Sole Manager/Director

(Date)	9/21/18

(Signature)	/s/ Marvin Abrinica

(Title)	CMO, Principal Accounting Officer

(Date)	9/21/18

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